EXHIBIT 10.82

InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Wireless Patent License Agreement

Between

InterDigital Group

And

LG Electronics Inc.

Dated and Effective as of January 1, 2006 (“Effective Date”)

InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

PATENT LICENSE AGREEMENT

THIS IS A PATENT LICENSE AGREEMENT (the “Agreement”), dated as of January 1, 2006 (the “Effective Date”), between InterDigital Technology Corporation, a Delaware corporation having a mailing address of 3411 Silverside Road, Concord Plaza, Wilmington, Delaware 19810, Tantivy Communications, Inc., a Delaware corporation having a mailing address of 3411 Silverside Road, Concord Plaza, Wilmington, Delaware 19810, and IPR Licensing, Inc., a Delaware corporation having a mailing address of 3411 Silverside Road, Concord Plaza, Wilmington, Delaware 19810 (individually and together, the “InterDigital Group”), and LG Electronics Inc. (“Licensee”), a Korean corporation, having a mailing address of LG Twin Towers, 20, Yeouido-dong, Yeongdeungpo-gu, Seoul, Korea 150-721.

PREAMBLE

InterDigital Group represents that it owns and has the right to license the Licensed Patents and is willing to grant a worldwide, non-exclusive license under the Licensed Patents on the terms set forth below. Licensee desires to obtain such a license.

NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1	“AAA” means the American Arbitration Association.

1.2	“AAA International Rules” means the AAA’s then current ICDR International Arbitration Rules.

1.3	“Additional Sales” represents the number of Licensed Terminal Units to be Sold on or after the Acquisition Date and during the remainder of the Term of this Agreement (on a quarter by quarter basis) that would be attributable to a Terminal Unit Business that was Acquired by Licensee or a Licensee Affiliate on or after the Effective Date, as opposed to ordinary, organic Sales growth by Licensee and its Affiliates (other than Acquired Terminal Unit Businesses). Additional Sales, with respect to an Acquired Terminal Unit Business, shall be calculated as the [***].

1.4	“Action” means any legal or administrative action anywhere in the world seeking to invalidate, render unenforceable, or limit or construe the scope of any Licensed Patent that take place between January 1, 2006 and December 31, 2010.

1.5	“Affiliate” means a legal entity that is controlled by a party to this Agreement or is more than fifty percent (50%) owned, directly or indirectly, by a party. Such legal entity shall constitute an Affiliate of the party only so long as the ownership or control exists. IDCC shall not constitute an Affiliate of InterDigital Group.

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Confidential & Proprietary

1.6	“Acquire” or “Acquisition” means the acquisition (direct or indirect) of the control of an entity or the acquisition (direct or indirect) of more than fifty percent (50%) of the ownership of the business, stock, or assets of an entity.

1.7	“Acquisition Date” means the date on which Licensee or any of its Affiliates Acquires a Terminal Unit Business.

1.8	“Arbitration Panel” means a panel of three (3) arbitrators, all of whom shall be admitted to practice law in at least one jurisdiction in the United States, and at least two of whom shall have substantial experience in the field of intellectual property litigation or intellectual property licensing.

1.9	“IDCC” means InterDigital Communications Corporation, having an office at 781 Third Avenue, King of Prussia, PA 19406.

1.10	“GSM Licensed Terminal Unit” means a Terminal Unit designed to operate substantially in accordance with GSM, GPRS, or EDGE, each as amended from time to time, and no other standard or specification for CDMA- and TDMA -based communications systems.

1.11	“Infrastructure Equipment” means mobile switching centers, radio network controllers, service nodes, Node B’s, base stations, radio resource management devices and software, base station controllers, digital transceivers, digital channel cards, and software necessary to operate the aforementioned devices (including software maintenance agreements) whether sold as individual items or bundled as an integrated product, which are used to interconnect a Terminal Unit to a public or private data or voice network (whether wired or unwired), including the Internet.

1.12	“Knock-Down Unit” means a substantially complete Licensed Terminal Unit sold to a third party in a partially assembled or disassembled form for final manufacturing, packaging, sale and distribution.

1.13	“Licensed cdma2000 Infrastructure” means Infrastructure Equipment designed to operate substantially in accordance with CDMA2000 [including 1x, EV-DV, EV-DO], as amended from time to time, and no other standard or specification for CDMA- and TDMA -based communications systems.

1.14	“Licensed Patents” mean all currently issued patents, and patents that issue from applications filed prior to or during the Term of this Agreement, including patents issuing from divisionals, continuations, and continuations-in-part of such applications, and reissue and reexamination patents thereof, which InterDigital Group or any of their Affiliates at any time during the Term owns (including ownership as a result of acquisition).

1.15	“Licensed Standards” mean the following PHS, PDC, iDen, GSM, GPRS, EDGE, IS-54/136, DECT, TETRA, W-CDMA (FDD and TDD), TDSCDMA, CDMA2000 [including 1x, EV-DV, EV-DO], and similar standards adopted on a regional basis (e.g. ARIB FDD), each as amended from time to time. TIA/EIA 95 shall not constitute a Licensed Standard.

InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

1.16	“Licensed Business” means an entity other than Licensee or its then current Affiliates which is involved in the design, development, manufacture, distribution or sale of Licensed Terminal Units, which is licensed to Sell Licensed Terminal Units by InterDigital Group as a whole.

1.17	“Licensed Terminal Units” means Terminal Units designed to operate substantially in accordance with at least one of Licensed Standards.

1.18	“Licensee” means LG Electronics Inc.

1.19	“Licensee Patents” mean all currently issued patents, and patents that issue from applications filed prior to or during the Term of the license, including patents issuing from divisionals, continuations, and continuations-in-part of such applications, and reissue and reexamination patents thereof, for which Licensee or any of its Affiliates at any time during the Term owns (including ownership as a result of acquisition).

1.20	“Market Factor” means an [***].

1.21	“Market Share” means the world-wide market share for an entity Selling Licensed Terminal Units, as reported in the then most recent Strategy Analytics (or other agreed to) report.

1.22	“Net Selling Price” means the amount actually invoiced to the customer for a Licensed Terminal Unit (including battery and charger), excluding the amount shown on the invoice for the actual cost of packing, insurance, shipping and handling, applicable import, export and excise duties and sales tax (including VAT added by Licensee to the completed Licensed Terminal Unit), and reduced by, returns, price protection credits, and trade discounts given to the customer in the normal course of business. To the extent the Net Selling Price relating to any Sale is subsidized by additional consideration, the fact that the customer is a related party, or otherwise, the Net Selling Price shall be adjusted upwards to an amount that would have been charged in the absence of such factors.

1.23	“Related Companies” means Affiliates of, parent companies of, and companies under common control with InterDigital Group.

1.24	“Sale” means the first sale made on an arms-length basis to an entity other than an Affiliate. A warranty replacement shall not constitute a Sale.

1.25	“Sell” means the act of making a Sale.

1.26	“Term” means the term of this Agreement, as set forth in Section 4.1.

1.27	“Terminal Unit” means an end-user terminal device, whether fixed, mobile, vehicular, portable, or hand-held, having RF transmit and/or RF receive capabilities, which device is designed for wireless voice and/or data communications. An end-user terminal device includes without limitation handsets, Wireless Modules, wireless-enabled PDAs and computers, communication cards (e.g., PCMCIA card), and Knock-Down Units.

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InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

1.28	“Terminal Unit Business” means an entity other than Licensee or its then current Affiliates which is involved in the design, development, manufacture, distribution or sale of Licensed Terminal Units, which Terminal Unit Business has a [***] at the time of its Acquisition by Licensee or an Affiliate of Licensee.

1.29	“Unlicensed Sale” means a Sale of a Licensed Terminal Unit without (or outside of the scope of) a license granted by InterDigital Group.

1.30	“Unlicensed Terminal Unit Business” means a Terminal Unit Business that is not licensed to Sell Licensed Terminal Units by InterDigital Technology Corporation or InterDigital Group as a whole.

1.31	“Wireless Module” means a device that is a fully integrated wireless communications product, including all required ASICs, which is sold to a third party for physical integration into other devices such as handsets, vending machines, computers, laptop computers, sensing/telemetry applications, motor vehicles and fixed wireless telephone systems.

ARTICLE II - LICENSE GRANT & NON-ASSERTS

2.1	Grant. To the extent Licensee has paid each installment of the License Fee as set forth in Section 3.1 herein and all royalties as set forth in Sections 3.3 and 3.4 herein (to the extent applicable) and provided Licensee is otherwise not in default under this Agreement, InterDigital Group hereby grants to Licensee and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-bearing license under the Licensed Patents to develop, design, make, have made (to the extent substantially designed by Licensee or its Affiliates), use, import, sell, and otherwise distribute Licensed Terminal Units, alone but not in combination with other third party equipment, including the right to procure components therefore. In addition, provided Licensee is not in default under this Agreement at the end of the Term, Licensee shall be fully paid-up under and for the life of the Licensed Patents as to GSM Licensed Terminal Units only at the end of the Term.

2.2	Limitations on License Grant. The license granted under Section 2.1 above excludes Sales of Terminal Units by an Acquired Unlicensed Terminal Unit Business prior to its Acquisition Date and Additional Sales, in each case, where Licensee elects to treat any of such Sales as Unlicensed Sales. This license grant also excludes the right to grant sublicenses. In addition, notwithstanding anything to the contrary, the Section 2.1 license grant shall not include any license, express or implied, to develop, design, make, have made, use, import, sell, and otherwise distribute components covered by the Licensed Patents, except to the extent that such components are used solely to manufacture Licensed Terminal Units licensed hereunder and which are Sold by Licensee and its Affiliates.

2.3	Licensee Non-Assert. Licensee hereby covenants not to sue InterDigital Group, their Related Companies, and/or each of their customers for infringement under the Licensee Patents but only with

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InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

respect to products developed, designed, manufactured, have manufactured (to the extent substantially designed by InterDigital Group and/or its Related companies), used, imported, sold, or otherwise distributed by InterDigital Group and their Related Companies. In the event a customer of either InterDigital Group or any of the Related Companies sues Licensee or its Affiliates for patent infringement, this covenant not to sue shall cease to apply as to such customer. This covenant not to sue shall survive any sale or transfer of the Licensee Patents to another entity. In addition, this covenant shall (i) not apply to any Related Company which is not a Related Company as of the Effective Date if such new Related Company has a [***] as of the date that such entity becomes a Related Company, or (ii) cease as to any Related Company who sues Licensee or its Affiliates and/or any of their customers for patent infringement.

2.4	InterDigital Group Non-Assert. Provided Licensee is not in default under this Agreement, InterDigital Group hereby covenants not to sue Licensee and/or its Affiliates for infringement of the Licensed Patents for the development, design, manufacture, having manufactured (to the extent substantially designed by Licensee and/or its Affiliates), use, importation, Sale, or other distribution of up to (but not exceeding) an aggregate of [***] of Licensed cdma2000 Infrastructure (inclusive of Sales prior to the Effective Date), but only if all of such activities occur in [***]. For the avoidance of doubt, this non-assert does not extend to the [***] or its activities regardless of whether such joint venture qualifies as an Affiliate hereunder.

ARTICLE III – LICENSE FEE AND ADDITIONAL ROYALTY

3.1	License Fee. In consideration for the license, non-assert, and release granted herein, Licensee shall pay to InterDigital Group a non-refundable license fee of Two Hundred and Eighty Five Million Dollars (US$285,000,000.00), as set forth below:

Installment	Payment Due Date
US$95 Million	Within 30 days of execution of this Agreement
US$95 Million	[***], 2007
US$95 Million	[***], 2008

3.2	Release. In further consideration of the irrevocable and non-refundable, upfront payments of the License Fee set forth in Section 3.1 above, effective upon payment of the first installment of such License Fee, and contingent upon actual and timely payment of the second and third installments of such License Fee, InterDigital Group fully, finally, and irrevocably releases Licensee, its Affiliates and their customers from any and all claims from infringement of the Licensed Patents, which claims have been made, or which might be made at any time, with respect to any Licensed Terminal Units manufactured, used, leased, Sold or otherwise transferred by or for Licensee before the Effective Date of this Agreement. Notwithstanding the foregoing, this release shall be irrevocable and the payment contingency will not be effective if InterDigital Group terminates this Agreement prior to all Licensee Fee payment due dates, unless the termination is for non-payment of any License Fee installment.

3.3	Acquisition of Unlicensed Terminal Unit Businesses.

A. In the event Licensee or any of Licensee’s Affiliates Acquires an Unlicensed Terminal Unit

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InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

Business, Licensee shall, within sixty (60) days of the Acquisition Date, notify InterDigital Group: (i) that the Acquisition has occurred and identify the Unlicensed Terminal Unit Business and the general nature of the Acquisition, (ii) of the [***], providing supporting documentation together with such notification and such other information that InterDigital Group may subsequently reasonably request, (iii) of Licensee’s calculation of the [***], providing supporting documentation with such notification and such other information that InterDigital Group may subsequently reasonably request, (iv) whether or not Licensee elects to treat the Sales of Licensed Terminal Units by the Unlicensed Terminal Unit Business prior to the Acquisition Date as Unlicensed Sales, and (v) whether or not Licensee elects to treat Additional Sales with respect to the Unlicensed Terminal Unit Business as Unlicensed Sales.

B. If Licensee elects to treat the Sales of Licensed Terminal Units by the Unlicensed Terminal Unit Business prior to the Acquisition Date as Unlicensed Sales or fails to make the election set forth in Section 3.3A(iv) above, then such Unlicensed Sales shall remain Unlicensed Sales and be treated as unreleased.

C. If Licensee elects to treat the Additional Sales as Unlicensed Sales or fails to make the election set forth in Section 3.3A(v) above, then such Unlicensed Sales shall continue to be treated as Unlicensed Sales. To determine which of the Licensed Terminal Units Sold after the Acquisition Date constitute Unlicensed Sales, the Additional Sales shall be [***]. For example, if Additional Sales are calculated to be [***], then the Additional Sales shall be [***].

D. If Licensee elects not to treat the Sales of Licensed Terminal Units by the Unlicensed Terminal Unit Business prior to the Acquisition Date as Unlicensed Sales, as set forth in Section 3.3A above, then Licensee shall, within ninety (90) days of the Acquisition Date, pay to InterDigital Group a non-refundable royalty of [***] of each such Licensed Terminal Unit Sold, anywhere in the world, prior to the Acquisition Date. Thereafter, such Licensed Terminal Units shall be subject to the Section 2.1 license grant.

E. If Licensee elects not to treat the Additional Sales as Unlicensed Sales, as set forth in Section 3.3A above, then Licensee shall pay to InterDigital Group a non-refundable royalty of [***] of the Licensee’s Licensed Terminal Units Sold, anywhere in the world, [***]. Average Net Selling Price shall be calculated [***]. (For example, with respect to a particular calendar quarter, if the average Net Selling Price for all of Licensee’s and its Affiliates’ sales of [***], Licensee shall pay a quarterly royalty of [***].)

3.4 Acquisition of Licensed Businesses

A. If, and to the extent, Licensee or a Licensee Affiliate Acquires a Licensed Business, (i) the Licensed Business’ then-existing patent license agreement shall continue to apply to the extent that such agreement provides for the continuation of that agreement following such an Acquisition, and (ii) the terms of this Agreement, including without limitation Sections 3.3 and 3.4B, shall apply as to Licensed Terminal Units not covered under the entity’s then-existing agreement.

B. In the event the Licensed Business Sold Licensed Terminal Units not covered under its then-existing agreement, such Licensed Terminal Units shall be treated in the same manner as Sales of Licensed Terminal Units by an Unlicensed Terminal Unit Business prior to the Acquisition Date are to be treated. In particular, Licensee will follow the terms and procedures set forth in Section 3.4 above, including the notifications and election as to whether or not to treat such Licensed Terminal Units as Unlicensed Terminal Units and, to the extent required above, to pay the additional [***] royalty to InterDigital Group.

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InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

3.5	Payments. All payments owed and/or made under this Article III shall be unconditional, irrevocable and non-refundable.

ARTICLE IV - TERM/TERMINATION

4.1	Term. The term of this Agreement shall commence on the Effective Date and terminate on December 31, 2010, unless sooner terminated as provided herein.

4.2	Termination for Default. This Agreement may be terminated by either party, upon thirty (30) days prior written notice, if the other party is in breach of any of its material obligations hereunder and the breach is not remedied within sixty (60) days of being notified of the breach in writing. Material obligations of Licensee shall include, but shall not be limited to, its royalty reporting obligations (but only to the extent any such report is more than fifteen (15) days late), audit obligations, and payment obligations (with respect to royalty payments only, only to the extent any such payment is more than fifteen (15) days late). In the event of a termination of this Agreement by either party under this Section Licensee shall pay Licensor all amounts accruing hereunder up until the termination date (including, without limitation, License Fee installments and/or royalties on Sales up until the termination date).

4.3	Adverse Actions. During the Term of this Agreement, in the event Licensee or any of its Affiliates desires to actively participate as an adverse party in, or otherwise provides material support to, any Action, it will so notify InterDigital Group in writing. Within sixty (60) days of InterDigital Group receiving such written notice, senior level executives of the parties will meet in Wilmington, Delaware or other mutually agreed upon location and periodically thereafter for a period of not less than one (1) year from the date of the initial senior level meeting to discuss how and why Licensee or its Affiliate intends to participate, in such Action. During these meetings, Licensee agrees to provide its arguments and documentation in support thereof as to why Licensee or its Affiliate believes that the Licensed Patents may be invalid and/or unenforceable, and/or how and why the scope of the Patents should be limited or construed. The parties may agree to another location for their meeting. In the event Licensee or any of its Affiliates actively participates as an adverse party in, or otherwise provides material support to, any Action, unless all claims of all Licensed Patents involved in the Action have been declared invalid, Licensee must pay all of Licensor’s costs associated with the Action, including without limitation travel and attorney’s fees. In addition, if Licensee or one or more of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any Action, all License Fee payments shall become immediately due and payable and InterDigital Group shall have the right to immediately terminate this Agreement, in whole or in part.

ARTICLE V - DISPUTE RESOLUTION

5.1	Negotiation of Disputes. In the event of a dispute arising under this Agreement, senior level executives of the parties will meet in Wilmington, Delaware as soon as reasonably possible (but not later than sixty (60) days after written notice of a dispute) and will enter into good faith negotiations aimed at resolving

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InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

the dispute. The parties may agree to another location for their meeting. If the parties are unable to resolve the dispute in a mutually satisfactory manner within an additional sixty (60) days from the date of the senior level meeting, the matter may be submitted to arbitration by either party as provided for in Section 5.2 hereof. A dispute concerning the validity, scope, enforceability, or infringement of a patent or a patent claim shall not constitute a part of the arbitration.

5.2	Arbitration of Disputes. If a dispute arising under this Agreement has not been resolved by the non-binding procedures set forth in Section 5.1 within the time periods provided, either party may submit the dispute to arbitration administered by the AAA under its AAA International Rules and as set forth in this Section. The arbitration proceeding shall take place in Washington, D.C., in English, before the Arbitration Panel. The arbitration shall be commenced and conducted as follows:

a)	The parties shall request that the arbitrators conduct the arbitration proceeding in an expedited fashion in order to complete the proceeding and render a written decision as soon as reasonably possible in light of the nature of the claims, but in no event later than one (1) year of the date upon which the Arbitration Panel was formed under the AAA International Rules. The parties shall use their best efforts to cooperate with the arbitrators to complete the proceeding and render a decision within such one (1) year period. Permitted discovery under sub-part e) hereof and times set in any scheduling order shall be limited to achieve a decision within the one year period.

b)	The Arbitration Panel shall not under any circumstance consolidate, join or otherwise combine the arbitration proceeding with any other proceeding or party.

c)	The arbitration proceedings shall be governed by this Agreement, by the AAA International Rules, by the procedural arbitration law of the site of the arbitration, and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The Arbitration Panel shall determine the matters at issue in the dispute in accordance with the substantive law of the State of New York without regard to conflicts of law principles. The Arbitration Panel shall decide the issues submitted as arbitrators at law only and shall base its award, and any interim awards, upon the terms of this Agreement and the laws of the State of New York. The Arbitration Panel has no power to reform this Agreement except as provided under Section 6.13 herein.

d)	The Arbitration Panel shall take into account applicable principles of legal privilege and related protections, including the confidentiality of attorney-client communications and attorney-work product. No party or witness shall be required to waive any privilege recognized at law. The Arbitration Panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

e)	The Arbitration Panel shall have the exclusive authority to permit requests for the production of relevant documents, including confidential discovery to the extent required by a party in order to establish its case. The Arbitration Panel may order the conduct of the deposition of, or the propounding of interrogatories to, such persons who may possess information relevant to the determination of the claims. The Arbitration Panel shall decide any dispute regarding such requests for discovery or the adequacy of a discovery response by any party. The parties will be entitled to present direct, cross, and re-direct examination at the hearing.

f)	The award of the Arbitration Panel shall be final and binding and a party may seek enforcement of the award in any court of competent jurisdiction. The award of the Arbitration Panel shall clearly set forth the specific dollar amount(s), if any, payable by Licensee under the award. Any monetary award shall be payable in U.S. dollars, free of any tax, offset or other deduction. The award and any determination of the arbitration shall be confidential to the parties and shall be binding solely on the parties.

InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

g)	While dispute resolution proceedings are pending, Licensee shall continue to timely pay InterDigital Group the Licensee Fee set forth in Section 3.1 irrespective of whether payment of such fee is in dispute. In addition, Licensee shall continue to timely pay InterDigital Group any other undisputed amounts accruing hereunder, including undisputed royalties due under Section 3.3 or 3.4. In the event of an underpayment of or failure to pay amounts due under this Agreement, Licensee shall promptly pay any underpayment together with interest at the compounded annual rate of [***] from the dates the payments were due under the terms of this Agreement. If an underpayment in excess of the [***] is awarded by an Arbitration Panel, Licensee shall also pay the cost of the arbitration. In the event the Arbitration Panel awards InterDigital Group a monetary amount, Licensee shall pay such amount to InterDigital Group within the time period set forth in the award (or if no time period is set, within thirty (30) days of the date of the award), regardless of any appeals. Furthermore, in the event the Arbitration Panel awards InterDigital Group a monetary amount and Licensee fails to pay such amount to InterDigital Group within the time period set forth in the award (or if no time period is set, within thirty (30) days of the date of the award), regardless of any appeals, InterDigital Group may immediately terminate this Agreement, in whole or in part, without resorting to an additional arbitration proceeding to effect the termination.

ARTICLE VI - MISCELLANEOUS

6.1	Payments. Payments made pursuant to Sections 3.1, 3.3D (directly and indirectly through Section 3.4B), and 5.2 shall be made by wire transfer in U.S. dollars on or before the dates specified in such Sections. Payments made pursuant to Article 3.3E and 3.4A (directly and indirectly through Section 3.4B) shall be made by wire transfer in U.S. dollars on a quarterly basis within forty-five (45) days of the end of the preceding quarterly period. InterDigital Group shall provide wire transfer instructions in writing as amended from time to time.

6.2	Currency Conversion. United States Dollar ($US) denominated Sales shall be reported as transacted. Other currency denominated Sales shall be reported based on the mathematical average foreign currency to $U.S. conversion rate applicable during the period over which Sales are being reported, using the currency exchange rates given in the Wall Street Journal – Currency Trading, Exchange Rates section (or other agreed to source).

6.3	Royalty Reports. Licensee shall be required to provide InterDigital Group with reports in the event royalties are required to be paid under Sections 3.3 and/or 3.4. Within forty-five (45) days after the end of each calendar quarter, Licensee shall submit a final written report certified by the Chief Financial Officer (or other responsible officer) of Licensee, setting forth the quantity of each type of Licensed Terminal Unit(s) Sold and additional information sufficient to determine the royalties due for such Licensed Terminal Unit. Such reports shall be submitted regardless of whether any payment is due. All such reports shall be held in confidence by InterDigital Group. A sample royalty report setting forth categories of information required to be provided will be provided by InterDigital Group prior to the due date for filing of such reports.

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6.4	Taxes. All payments paid under this Agreement shall be net of taxes, except that, in the event that any payments under this Agreement are subject to [***], provided that Licensee promptly obtains and transmits to InterDigital Group the proper tax certificate evidencing the payments of such tax. In no event shall LGE be responsible for any of InterDigital Group’s United States income taxes. Licensee will cooperate with InterDigital Group in the event InterDigital Group applies for relief (e.g., exemption) from such source withholding tax with the Korean tax authorities.

6.5	Confidentiality. Unless otherwise required by law or court or arbitral order, the parties shall maintain as strictly confidential this License Agreement and any proprietary information disclosed under, or as a result of the negotiation of, this License Agreement. Notwithstanding the foregoing, IDCC and Licensee shall each have the right to publish and distribute a press release announcing the execution of this License Agreement. Such press release shall contain the names of the parties, the scope and fields of the license, the license duration, and any other information necessary to satisfy SEC, NASDAQ or other requirements. Each party shall have the opportunity for advance review and comment of the other party’s press release, which comments shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties agree that InterDigital Group or its Related Companies may (a) provide this Agreement or the contents thereof in confidence, to other licensees to the extent required by most favored licensee clauses, (b) issue a public statement regarding the fact of the execution of this License Agreement for the Licensed Standards or (c) provide any other information necessary to satisfy SEC, NASDAQ or other requirements, which other information shall be subject to advance review and comment by Licensee, which comments shall not be unreasonably withheld or delayed.

6.6	Acknowledgment. The license fee and royalties specified in this Agreement are being adopted as a matter of mutual convenience to the parties, regardless of which of the Licensed Patents may be involved, and are freely accepted by the parties to this Agreement as a reasonable license fee and/or royalty for Licensed Terminal Units and for the privilege provided Licensee to operate under any or all of the Licensed Patents, as provided herein.

6.7	Licensee Identification on Licensed Terminal Units. Upon the request of InterDigital Group, Licensee shall affix and shall cause its Affiliates to affix on all product packaging or instructions (or if practicable, the product itself) a label indicating that the products are manufactured or sold under license from InterDigital Group. InterDigital Group may designate certain Licensed Patents for inclusion on such label.

6.8	Audit. Licensee shall (and shall cause its Affiliates to) keep books and records (including, without limitation, electronic files) adequate to accurately determine any royalties due under Sections 3.3 and/or 3.4 of this Agreement. The books and records must be retained for at least five (5) years after the delivery of the royalty report to which they relate. InterDigital Group shall have the right, no more often than once per calendar year, to inspect during regular business hours all relevant books and records of Licensee and its Affiliates on seven (7) business days prior notice. InterDigital Group shall conduct the audit using an independent certified public accountant that has signed an appropriate and reasonable nondisclosure agreement with Licensee. The auditor shall determine on behalf of InterDigital Group the accuracy of the reports and payments required under this Agreement. In the event of an underpayment of royalties, Licensee shall promptly pay any underpayment together with interest at the compounded annual rate of [***]. If an underpayment in excess of [***] is discovered, Licensee shall also pay the cost of the audit. All information obtained through such audit shall be held in confidence by InterDigital Group except as necessary to enforce this agreement.

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InterDigital Group/LGE Execution Copy (01-18-06)

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6.9	Governing Law/Venue. The validity and interpretation of this Agreement shall be governed by New York law, without regard to conflict of laws principles. The parties irrevocably consent to exclusive jurisdiction of the state and federal courts in the State of New York. Process shall be deemed sufficient if served on either party by courier service or recognized mail delivery service (e.g. U.S. Mail), postage prepaid, certified or registered, return receipt requested, and addressed as indicated on page 1 of this Agreement. The parties hereby waive any objection as to the sufficiency of the method of service, if service is made as set forth herein.

6.10	Limited Warranty. InterDigital Group represents and warrants that it has the right to license the Licensed Patents. InterDigital Group makes no other representation or warranty with regard to the validity of the Licensed Patents or the ability of Licensee to use, manufacture, have manufactured or sell Licensed Terminal Units free of infringement of third party intellectual property rights. InterDigital Group shall have no obligation to maintain or prosecute Licensed Patents.

6.11	Affiliate Performance. Licensee shall be responsible for all actions required of its Affiliates hereunder and shall be liable to InterDigital Group for any adverse action or failure to perform by Affiliates of Licensee hereunder.

6.12	Waivers. The failure of any party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term or condition.

6.13	Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.

6.14	No Set-off. Licensee agrees and acknowledges that it has no right to, and shall not attempt to, set off amounts claimed to be owed based on any claim that it has or may have in the future against InterDigital Group or any of its Related Companies against amounts owed hereunder.

6.15	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, or a qualified international delivery service addressed as indicated on page 1 of this Agreement, with copy by facsimile. Facsimiles shall be sent to Licensee at +82 2 3777 5151, marked Attn. Executive Vice President of Intellectual Property Center and to InterDigital Group at (302) 478-7352 with copy to InterDigital Communications Corporation, Attn. General Patent Counsel at (610) 878-7843. All such notices shall be deemed delivered at the time of delivery, except a facsimile shall be deemed delivered at the time of acknowledgment of delivery.

6.16	Limitation. Nothing in this Agreement shall be construed as: (a) an agreement to bring or prosecute actions against third-party infringers of the Licensed Patents; (b) conferring any license or right under any patent other than the Licensed Patents; or (c) conferring any right to use the Licensed Patents outside the field of use defined by the license grant of this Agreement.

6.17	Personal Agreement. This Agreement is personal to Licensee and may not be assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void; provided, however, this Agreement may be transferred in connection with the sale of all or substantially all of the business or assets of Licensee to which this Agreement relates. If Licensee remains a separate entity after such acquisition, then the acquiring entity shall continue to pay the license fee installments, at the sole discretion of InterDigital Group, either (a) under the terms of this Agreement or (b) under the terms of any license agreement between InterDigital Group and the acquiring entity that may apply to such acquired company. If Licensee does not remain a separate corporate entity, or if production facilities of

InterDigital Group/LGE Execution Copy (01-18-06)

Confidential & Proprietary

Licensee are merged into the acquiring company or one of its subsidiaries, then the acquiring entity shall continue to pay the license fee installments under the terms of this Agreement but only the Sales attributable to Licensee’s business prior to such merger shall be deemed licensed hereunder. The licenses granted hereunder to Licensee shall survive any transfer by operation of law or otherwise of the Licensed Patents or this Agreement by InterDigital Group.

6.18	Entire Agreement/Amendment. To the extent Licensee is licensed under a prior patent license agreement with InterDigital Group for products other than the Licensed Terminal Units in this Agreement, the prior patent license agreement shall remain in full force and effect as to those differing standards and/or products. To the extent Licensee was licensed to sell Licensed Terminal Units under a prior licensing agreement, the terms of the prior agreement shall continue to apply up to the Effective Date. In all other respects this Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

6.19	Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement: Section 2.1 (the last sentence as to GSM paid-up license grant only), Section 2.3 (non-assert limited only to activities occurring prior to the termination), Article III (license fee and additional royalties), Section 4.3 (the last two sentences only), Article V (dispute resolution), and Sections 6.1, 6.2, 6.4, 6.5, 6.6, 6.8, 6.9, 6.11, 6.12, 6.13, 6.14, 6.16, 6.17, 6.18 (miscellaneous).

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

InterDigital Technology Corporation		LG Electronics Inc.

By:	/s/ William J. Merritt	By:	/s/ Jeong Hwan Lee

Name:	William J. Merritt	Name:	Jeong Hwan Lee

Title:	President	Title:	EVP

Dated:	January 18, 2006	Dated:	1/18/06

Tantivy Communications, Inc.

By	/s/ William J. Merritt

Title:	President

Dated:	January 18, 2006

IPR Licensing, Inc.

By	/s/ William J. Merritt

Title:	President

Dated:	January 18, 2006